UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2007

MEDASORB TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-51038	98-0373793
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (732) 329-8885

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 8.01.  Other Events.

As previously reported, on June 30, 2006 we sold 5,250,000 shares of our Series A 10% Cumulative Convertible Preferred Stock (“Series A Preferred Stock”) with an aggregate stated value of $5,250,000, to four institutional investors. The Series A Preferred Stock has a dividend rate of 10% per annum on the stated value of those shares, increasing to 20% per annum upon the occurrence of any of the events of default specified in the Certificate of Designation designating the Series A Preferred Stock. Dividends are payable in cash or, provided no event of default is then continuing, with additional shares of Series A Preferred Stock.

The registration rights provided for in the subscription agreement we entered into with the investors in that offering:

•
require that we file a registration statement with the SEC on or before 120 days from the closing of the private placement, and cause such registration statement to be effective by February 25, 2007 (240 days following the closing); and

•
entitles each of those investors to liquidated damages in an amount equal to two percent (2%) of the purchase price of the Series A Preferred Stock if we fail to timely file that registration statement with, or have it declared effective by, the SEC.

Although we timely filed the registration statement as required by the subscription agreement, that registration statement has not yet been declared effective, and we do not expect it to be declared effective until April 2007 at the earliest.

In addition to entitling the investors to the liquidated damages as set forth above, the failure to have the registration statement declared effective when required pursuant to the subscription agreement constitutes an event of default under the Certificate of Designation designating the Series A Preferred Stock.

Accordingly, we are obligated to pay those investors an aggregate of $105,000 per 30-day period from February 26, 2007 through the date that the registration statement is declared effective by the SEC, and cash dividends on the shares of Series A Preferred Stock issued to those investors began to accrue at the rate of 20% per annum on February 26, 2007 and will continue to accrue at that rate until the registration statement is declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2007

MEDASORB TECHNOLOGIES CORPORATION

By:	/s/ Al Kraus
Al Kraus,
President and Chief Executive Officer